Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made by and between AON CORPORATION, a Delaware Corporation (“Aon” or the “Company”), and DAVID P. BOLGER (Mr. Bolger or the “Executive”), concerning the Executive’s continued employment and separation from employment with the Company.  The effective date of this Agreement is October 12, 2007 (the “Effective Date”).

WHEREAS, Mr. Bolger commenced employment with Aon in 2003 pursuant to an Employment Agreement with Aon effective January 1, 2003 (the “Employment Agreement”);

WHEREAS, Mr. Bolger was employed as Aon’s Executive Vice President — Chief Financial Officer and Chief Administrative Officer through September 30, 2007 and has been employed as Aon’s Executive Vice President—Chief Financial Officer since such date;

WHEREAS, Mr. Bolger and Aon now desire to enter into an agreement setting forth the terms of Mr. Bolger’s continued employment with the Company, his separation from employment with the Company, and the rights and duties of the parties after they enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, Aon and Mr. Bolger hereby agree as follows:

1.             Duties.

(a)           During the period beginning on the Effective Date and continuing through the earlier of: (i) a date determined by mutual agreement of the Executive and the Company (whether or not such date is the date the Company’s successor chief financial officer has assumed, or will assume, the duties and responsibilities of such role), (ii) a date determined by the Company and communicated to the Executive with no less than seven (7) days advance written notice, or (iii) June 30, 2008 (such period referred to as the “Initial Period”), the Executive will continue to have the title Executive Vice President—Chief Financial Officer and shall have such senior-executive level duties and responsibilities as reasonably assigned to him by the Company, which shall be consistent with the level of duties and responsibilities typically assigned to the chief financial officer of a public company similar in size to the Company.  To allow the Company to comply with its financial reporting obligations, the Executive agrees that he will relinquish the role, responsibilities and duties as the Company’s principal financial officer on the last day of the Initial Period.

(b)           During the period beginning on the first day after the Initial Period and continuing through July 1, 2008 (the “Transition Period”), the Executive shall have such senior-executive level duties and responsibilities with the Company as reasonably assigned to the Executive by the Organization and Compensation Committee of the Company’s Board of Directors (the “Committee”) or the Company’s Chief Executive Officer.

(c)           During the period beginning on the Effective Date and continuing through December 31, 2009 (the “Continuation Period”) (which includes and continues beyond the Initial and Transition Periods), the Executive shall at all times (i) have the duties and responsibilities as described in Sections 10, 11 and 12 below, (ii) remain an employee of the Company and (iii) take reasonable and appropriate actions to cooperatively and smoothly transition the duties and responsibilities of the position of Executive Vice President — Chief Financial Officer and Chief Administrative Officer to his successor or successors.  Pursuant to this duty, the Executive shall make himself reasonably available for meetings and consultation with Company personnel and shall organize his records in an orderly fashion.

(d)           On and after the Effective Date, the Executive may engage in outside activities, including membership on boards of for-profit entities, not-for-profit entities and trade associations, and employment or consulting with for-profit and not-for-profit entities; provided, however, that such activities may not significantly interfere with the Executive’s performance of his duties hereunder and may not violate the terms of Section 6 (Noncompetition; Nonsolicitation) and Section 7 (Confidentiality) of the Employment Agreement.

2.             Salary.  During the Continuation Period, the Executive will receive his base salary at a rate no less than as in effect on the Effective Date.

3.             Benefits.  During the Continuation Period, the Executive will (i) remain eligible for participation in and benefits under all welfare benefit plans offered to executives of the Company during such period (including health, life and disability insurance) on the same terms as offered to executives of the Company generally, with COBRA continuation thereafter as applicable, and (ii) remain a participant in the qualified and non-qualified retirement plans and arrangements of the Company in which the Executive participates as of the Effective Date.

4.             2007 Bonus.

(a)           At the time annual bonuses for the 2007 performance year are paid to executives generally pursuant to the Company’s Senior Officer Incentive Compensation Plan, the Executive shall be paid a bonus (the “2007 Bonus”), which shall be paid fully in cash, not subject to the Company’s Incentive Stock Program (the “ISP”), and which shall be determined by the Committee pursuant to the terms of this Agreement.  The maximum amount for the 2007 Bonus shall be $1,500,000 and the guaranteed minimum shall be $1,000,000, provided, however, that nothing herein shall prevent the Company from awarding a 2007 Bonus amount that is greater than the maximum.

(b)           The Committee’s determination of a 2007 Bonus above the guaranteed minimum shall be based upon (i) achievement of Company-wide financial objectives for the 2007 performance year, as determined in the sole discretion of the Committee based upon the

Company’s annual certificate of corporate performance for 2007, and (ii) the Executive’s performance of his duties during 2007, as described in Section 1 above.

5.             2008 Bonus.

(a)           At the time annual bonuses for the 2008 performance year are paid to executives generally pursuant to the Company’s Senior Officer Incentive Compensation Plan, the Executive may be paid a bonus (the “2008 Bonus”), which shall be paid fully in cash, not subject to the ISP, and which shall be determined by the Committee in its sole discretion.  The target amount for the 2008 Bonus shall be the product of (i) the number of full or partial months in 2008 in which the Executive holds the title of Chief Financial Officer, multiplied by (ii) $112,500 (the “2008 Target Amount”); provided, however, that nothing herein shall prevent the Company from awarding a 2008 Bonus amount that is greater than the 2008 Target Amount.

(b)           The Committee’s determination of the amount of the 2008 Bonus may be based upon (i) achievement of Company-wide financial objectives for the 2008 performance year, as determined in the sole discretion of the Committee based upon the Company’s annual certificate of corporate performance for 2008, and (ii) the Executive’s reasonable performance of his duties during 2008, as described in Section 1 above.  The Committee shall review the Executive’s performance of his duties during 2008 at the Committee’s first regularly scheduled meeting occurring at least seven (7) days after the end of the Initial Period.  The Committee’s determination of the Executive’s performance during 2008 shall be provided to the Executive via written notice within seven (7) days of the Committee’s meeting.

6.             Outstanding Equity Awards.

(a)           As of the Effective Date, all shares of the Company’s Common Stock awarded to the Executive pursuant to the January 8, 2003 Award Agreement under the Aon 2001 Stock Incentive Plan (the “2001 Stock Plan”) are fully vested to the Executive.  On January 8, 2008, the Company or its transfer agent shall issue in book entry in the Executive’s name 10,000 shares, or, such net number of shares if the Executive elects to satisfy the withholding obligation on the 10,000 shares by the Company withholding shares of common stock, which election shall be provided to the Company’s designated stock plan administrator (E*Trade Financial) electronically in accordance with the rules of the 2001 Stock Plan.  In addition, as of the last day of the Transition Period, the Company or its transfer agent shall issue in book entry in the Executive’s name any shares under such January 8, 2003 Award Agreement for which the Executive had not previously received a stock certificate or that have not previously been issued in book entry in the Executive’s name, or, such net number of shares if the Executive elects to satisfy the withholding obligation by the Company withholding shares of common stock, which election shall be provided in the manner set forth above.

(b)           For purposes of all outstanding equity awards of the Executive as of the last day of the Continuation Period, the Executive shall be deemed to have an involuntary termination (other than for cause) as of December 31, 2009.

7.             Non-Qualified Plans.

(a)           Notwithstanding any arrangement to the contrary, the Executive’s full account balance under the Company’s Deferred Compensation Plan, as amended and restated effective as of November 1, 2002, and as thereafter amended, shall be paid to the Executive in a lump sum on July 1, 2010.

(b)           The Executive shall receive a benefit calculated pursuant to the provisions of Section 3(f) of the Employment Agreement, which shall be paid to the Executive in five substantially equal annual installments with the first installment paid on September 1, 2012.  The calculation of this benefit will be provided in writing by the Company to the Executive in connection with the execution of this Agreement.

8.             Change in Control Provisions.

(a)           On the date of a Change in Control (as defined below) of the Company during the Continuation Period: (i) either (A) the December 2009 Equity (as defined below) shall immediately be fully vested and nonforfeitable or (B) if such Change in Control occurs during the Initial Period, all of the Executive’s outstanding equity-based awards (stock option, restricted stock unit and other equity-based awards) shall immediately be fully vested and nonforfeitable, and, in the event of either (A) or (B) all stock certificates underlying restricted stock or restricted stock unit awards shall be delivered to the Executive, and (ii) to the extent any cash payment pursuant to Section 2, 4, 5 or 7 above has not yet been paid to the Executive, such cash payment shall be made to the Executive in a lump-sum on the date of the Change in Control.

(b)           For purposes of this Agreement, “Change in Control” shall have the same meaning as in the Severance Agreement between the parties dated as of February 8, 2005 (the “Change in Control Severance Agreement”) except that:  (i) clause (1) of such definition shall be satisfied only if the acquisition of “30% or more” (per such clause) occurs within the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons; (ii) clause (2) of such definition shall be satisfied only if the applicable change in board membership occurred during a twelve (12)-month period; (iii) clause (3) of such definition shall be amended by replacing “60%” with “50%”; and (iv) clause (4) of such definition is not applicable.

(c)           “December 2009 Equity” shall mean the Executive’s outstanding equity-based awards (stock option, restricted stock unit and other equity-based awards) that otherwise would vest to the Executive on December 31, 2009 due to either (i) the vesting schedule set forth in the applicable award agreement if the Executive were employed by the Company on December 31, 2009, or (ii) the terms of the applicable award agreement if Executive had an involuntary termination (other than for cause) as of December 31, 2009.

(d)           Subject to Section 8(e) below, the Change in Control Severance Agreement shall be terminated on the Effective Date.

(e)           Notwithstanding Section 8(d) above, the provisions of Section 5 of the Change in Control Severance Agreement (relating to protection from excise tax pursuant to Section 4999 of the Internal Revenue Code) shall continue to fully apply to the Executive, notwithstanding the fact that the Executive is no longer entitled to receive payments, benefits or vesting of equity awards pursuant to the Change in Control Severance Agreement.

9.             Release of Claims.  The payments and benefits to the Executive pursuant to this Agreement are contingent upon (i) the Executive executing and delivering to the Company a release of claims in the form attached to this Agreement as Attachment A (the “Release”), with such execution and delivery occurring during the twenty-one (21)-day period beginning on the last day of the Transition Period, and (ii) the Executive not revoking the Release during the applicable seven (7)-day revocation period.

10.           Return of Property.  The Executive agrees that on or before the last day of the Transition Period, or, if earlier, the date set by the Company and communicated to the Executive in writing with at least seven (7) days’ written notice, he shall return to the Company all property of the Company in his possession, custody or control, including but not limited to the originals and copies of any information provided to or acquired by the Executive in connection with the performance of his duties for the Company, including but not limited to files and documents (including paper files and documents, as well as all electronic, digital, or magnetic files or documents, and files or documents stored in any other format), no matter how produced or reproduced, all computer equipment, programs and files, and all office keys and access cards, it being hereby acknowledged that all of said items are the sole and exclusive property of the Company.

11.           Restrictive Covenants.  The Executive acknowledges that the provisions of Sections 6, 7, 8 and 9 of the Employment Agreement remain in effect during the Continuation Period.

12.           Cooperation.  The Executive agrees to cooperate with the Company during the Continuation Period and thereafter by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company in any such action, suit, or proceeding, including by providing information and meeting and consulting with the Company’s Board of Directors or its representatives or counsel, or representatives or counsel to the Company, as reasonably requested; provided, however, that the same does not materially interfere with his then-current professional activities.  The Company agrees to reimburse the Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

13.           Indemnification.

(a)           The Company agrees that if, during the Continuation Period or thereafter, the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any subsidiary of the Company (“Subsidiary”) or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Company shall advance to the Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance.  The provisions of this Section 13 shall not be deemed exclusive of any other rights of indemnification to which the Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(b)           The Company agrees to continue and maintain a directors and officers liability insurance policy covering the Executive during the Continuation Period and during any applicable statute of limitations period, to the extent the Company provides such coverage for its other executive officers and/or members of its Board of Directors.

14.           Assignability and Binding Nature.  This Agreement is not assignable by either party except as permitted herein.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by him other than his rights to compensation and benefits, which may be transferred only by will or operation of law, and as provided in Section 15(d).

15.           Death, Disability; Termination; Beneficiaries.

(a)           In the event of the Executive’s death, his beneficiaries shall be entitled to the compensation and benefits that would otherwise have been provided to the Executive (to the extent not yet then provided) under this Agreement, excluding the provision of welfare benefits (subject to normal COBRA continuation rights).

(b)           In the event of the Company’s termination of the Executive’s employment, or in the event of the Executive’s inability to perform his duties under this Agreement due to physical or mental illness, injury or other disability, the Executive shall be entitled to the compensation and benefits provided to him under this Agreement to the extent not yet then provided.  Such a termination shall be deemed a termination by the Company without Cause for purposes of the compensation and benefit arrangements of the Company not specifically governed by this Agreement.

(c)           In the event of the Company’s breach of its obligations under this Agreement, which breach remains uncured fourteen (14) days after the Company’s receipt from the Executive of written notice of such breach, the Executive may cease performing his duties for the Company and shall remain entitled to the compensation and benefits provided to him under this Agreement to the extent not yet then provided.  In the event that the majority of the Governance and Nominating Committee of the Company’s Board of Directors (the “Governance Committee”) reasonably determines by affirmative vote that the Executive has breached or is in breach of his obligations under this Agreement, which breach remains uncured fourteen (14) days after the Executive’s receipt from the Company of written notice of such breach (or, if such cure would reasonably require more than fourteen (14) days, then if the Executive has failed to take substantial steps to cure such breach in a timely manner), the Company’s obligations under this Agreement shall immediately terminate; provided, however, that nothing in this Subsection 15(c) shall cause the Company’s obligations to make payments per Section 7 to terminate. Notwithstanding the foregoing, the Governance Committee may not take a vote on the Executive’s breach of his obligations under this Agreement unless (a) the vote is taken at a meeting of the Governance Committee (which may be a telephonic meeting), (b) the Executive is given at least thirty (30) days’ written notice of such Governance Committee meeting, and (c) the Executive and his legal counsel are given the opportunity to submit a written statement to the Governance Committee to be considered at such meeting.

(d)           The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following his death by giving the Company written notice thereof.  In the event there is no such named beneficiary, or no surviving named beneficiary, such compensation and benefits shall be paid to the Executive’s estate.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

16.           Notices.  Any notices or other communications given hereunder by either party shall, in every case, be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered to a nationally recognized overnight courier service or (d) sent by facsimile or other means of electronic transmission (with a copy sent by first-class mail) to the other party at the addresses set forth below:

If to the Corporation:	Aon Corporation
200 E. Randolph Street
Chicago, Illinois 60601
Attention: General Counsel

If to the Executive:	At his address per the
records of the Company.

With a copy to:	Vedder, Price, Kaufman & Kammholz, P.C.
222 N. LaSalle Street
Chicago, Illinois 60601
Attention: Kelly A. Starr

or such other address as may hereafter be specified by notice given pursuant to this Section.  Date of service of any such notice shall be (w) the date such notice is personally delivered, (x) two (2) business days after the date of mailing if sent certified or registered mail, (y) one (1) business day after the date of delivery to the overnight courier service if sent by overnight courier, and (z) when sent, if sent by facsimile or other means of electronic transmission, between 9:00 A.M. and 5:00 P.M. Central time or the next business day thereafter if sent after 5:00 P.M. Central time.

17.           Section Headings.  Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.

18.           Entire Agreement.  This Agreement sets forth the entire understanding of the parties and supersedes all previous and contemporaneous written or oral negotiations, commitments, understanding and agreements relating to the specific subject matter contained herein.  Any failure of the Company or the Executive to demand full and complete adherence to one or more of this Agreement’s terms, on one or more occasions, shall neither be construed as a waiver nor deprive such party of the right at any time to insist upon strict compliance.  The parties have entered into this Agreement in the belief that its provisions are valid, reasonable, and enforceable.  However, if any one or more of the provisions contained in this Agreement shall be held to be unenforceable for any reason, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.  This Agreement shall be construed according to its fair meaning, and not strictly for or against either of the parties hereto.  Any modification of this Agreement must be made in writing and signed by each of the parties hereto.

19.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Illinois without regard to principles of conflict of laws.  The parties hereto agree to the exclusive jurisdiction of the state and federal courts of located in Cook Country, Illinois for the purposes of any proceeding arising out the this Agreement.

20.           Withholding.  All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

21.           Section 409A Compliance.  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A.  Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (i) Executive is a specified employee as defined in Section 409A and (ii) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service and any option exercise period affected by such six (6)-month delay shall be extended for thirty (30) days after such six (6)-month period in accordance with the terms of Treasury Regulation Section 1.409A-1(b)(5)(v)(c)(1).

*      *      *

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above written.

AON CORPORATION

/s/ David P. Bolger	/s/ D. Cameron Findlay
DAVID P. BOLGER	D. Cameron Findlay
Executive Vice President and General Counsel

ATTACHMENT A

GENERAL RELEASE OF ALL CLAIMS

1.             This document (the “Release”) is attached to, is incorporated into, and forms a part of the Transition Agreement dated October 12, 2007 (the “Agreement”) by and between Aon Corporation (“Aon”) and David P. Bolger (the “Executive”).  For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned the Executive, on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein unconditionally release, waive, and fully discharge Aon, its affiliates and subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on the Executive’s employment with and separation from the Company or based on any other alleged act or omission by or on behalf of the Company prior to the Executive’s signing this General Release.  Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act, as amended (the “ADEA”), Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Immigration Reform and Control Act, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), any federal, state or local fair employment, human rights wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law.  This General Release shall not waive or release any rights or claims that the Executive may have which arises after the date of this General Release or any rights to indemnification under Section 13 of the Agreement.

2.             The Executive intends this General Release to be binding on his successors, and the Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1 above.  The Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to his employment with or his termination of employment from the Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

3.             The Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this General Release.  Nothing in this General Release shall limit the rights of any governmental agency or the Executive’s right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission.  The Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which the Executive does not know or suspect to exist in his favor at the time of executing this General Release, which if known to him must have materially affected his settlement with the Company.

4.             In further consideration of the promises made by the Company in this General Release, the Executive specifically waives and releases the Company from all claims the Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA.  The Executive further agrees that:

(a)           the Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(b)           the Executive understands the terms of this General Release;

(c)           the Company is hereby advising the Executive in writing to consult with an attorney prior to executing this General Release;

(d)           the Company is giving the Executive a period of twenty-one (21) days within which to consider this General Release;

(e)           following The Executive’s execution of this General Release, the Executive has seven (7) days in which to revoke this General Release by written notice.  An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective; and

(f)            this General Release shall be void and of no force and effect if the Executive chooses to so revoke, and if the Executive chooses not to so revoke this General Release shall then become effective and enforceable.

5.             This General Release does not waive rights or claims that may arise under the ADEA after the date the Executive signs this General Release.  To the extent barred by the OWBPA, the covenant not to sue contained in Section 2 does not apply to claims under the ADEA that challenge the validity of this General Release. The Executive specifically acknowledges that, accept as specifically described above, it is his intention to release all claims known and unknown.

6.             To revoke this General Release, the Executive must send a written statement of revocation to the Company to the address provided in Section 16 of the Agreement.  The revocation must be received no later than 5:00 p.m. on the seventh (7th) day following the Executive’s execution of this General Release.  If the Executive does not revoke, the eighth (8th) day following the Executive’s acceptance will be the “effective date” of this General Release.

7.             Effective upon the lapse of the seven (7) day revocation period and provided the Executive elects not to revoke this General Release, the Company and its affiliates hereby release the Executive, his heirs, successors, representatives and assigns from any an all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on the Executive’s employment with and separation from the Company or based on any other alleged act or omission by or on behalf of the Executive prior to him signing this General Release other than criminal acts, fraud, or actions taken in bad faith against the interests of the Company.

8.             This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	[attachment only; to be signed at end of
Transition Period]

DAVID P. BOLGER

Date:	AON CORPORATION

[attachment only; to be signed at end of
Transition Period]
By:
Name:
Title: